Exhibit 10.24

[Date]

[Name]
[Address]

Dear ___________:

I am pleased to inform you that you are eligible to participate in the Triumph Restricted Stock Plan for fiscal ____. Under this plan, you are receiving an award with the potential to earn $__________ in long term incentive compensation for the ____ fiscal year. This award value is equivalent to _____% of your base salary. The award, if earned (as described below), provides for the potential receipt of shares of restricted stock granted under Triumph’s Group 2013 Equity and Cash Incentive Plan (equal to ___% of the award value) and cash (equal to ___% of the award value). The number of shares of restricted stock to be issued if the award is earned will be based upon the Triumph Group stock price at the time the Compensation and Management Development Committee of the Board (the “Committee”) determines that the award has been earned.
This award will be earned by you if Triumph achieves [performance metric] for fiscal _____ of at least $____. The determination as to whether the award is earned will be made by the Committee within 90 days after the end of fiscal ____. If earned, the award will be subject to forfeiture restrictions and will “vest” and become payable to you on __________, at which time you will receive the cash portion of the award and the shares, fully released from all forfeiture restrictions, as long as you remain employed by Triumph or one of its affiliates through that vesting date.
If you have any questions about this award, please contact _____________ at Corporate (_____________).
Thank you for your efforts and your contribution to the success of Triumph Group, Inc.
Sincerely,